GS FINANCIAL PRODUCTS U.S., L.P.

EXHIBIT 12.1

COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES


                                                                     FISCAL YEARS ENDED
                                    ---------------------------------------------------------------------------------------
(U.S. dollars in thousands)         Nov. 26, 1993    Nov. 25, 1994     Nov. 24, 1995      Nov. 29, 1996       Nov. 28, 1997
                                    -------------    -------------     -------------      -------------       -------------
Earnings:
Income from continuing operations
    before income taxes                     4,812           10,199            12,583             14,514              14,836
Add:  Fixed charges                             0               27               500              3,643               9,265
                                            -----           ------            ------             ------              ------
Earnings as adjusted                        4,812           10,226            13,083             18,157              24,101

Fixed charges:
Interest expense                                0               27               471              3,627               9,265
Debt amortization expense                       0                0                29                 16                   0
Interest portion of rent expense                0                0                 0                  0                   0
                                            -----           ------            ------             ------              ------
Total fixed charges                             0               27               500              3,643               9,265

Ratio of earnings to fixed charges            N/A             378x(1)            26x                 5x                2.6x


For purposes of computing the ratio of earnings to fixed charges, earnings as adjusted consist of net income plus income taxes and fixed charges. Fixed charges consist of interest expense and amortization of debt issuance costs.


Note (1):  The Company does not consider this ratio to be meaningful since it is based on $5,000,000 in principal amount of the Company's Series A Medium Term Notes outstanding only 42 days during fiscal 1994.